Exhibit 99.1

Team RH,

Dave Stanchak, President and Chief Real Estate and Development Officer has informed me of his plans to retire from RH to spend time with his family in Pittsburgh while pursing personal and community interests. Dave’s retirement will take effect on May 16, 2021.

The RH Leadership Team and I will be forever grateful for Dave’s invaluable contributions these past six years and have the utmost respect for his decision to relocate back to Pittsburgh and dedicate this next chapter of his life to his family and personal interests.

I appreciate Dave’s commitment to work closely with the leadership team to ensure a smooth transition, and look forward to continuing our friendship and advocacy for one another.

Please join me in wishing Dave and his family much love and happiness.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer